Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of New York Community Bancorp, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of New York Community Bancorp, Inc. (the “Company”) of our reports dated February 29, 2008, relating to (i) the consolidated statements of condition of New York Community Bancorp, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income and comprehensive income, changes in stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and (ii) the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of New York Community Bancorp, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
New York, New York
April 25, 2008